EXHIBIT 99.1

Teva’s Pivot to Growth Strategy Delivers 33% Growth Across Key Innovative Brands; Raises 2026 Outlook for AUSTEDO®, AJOVY® and UZEDY®; Delivers Substantial Gross Margin Expansion

COMPANY STRENGTHENS NEUROSCIENCE LEADERSHIP WITH WELTRUZA™ LAUNCH AND STRATEGIC ADDITION OF BXCL-501

  Q3 2026 revenues of $4.4 billion, a decrease of 2% year-over-year in both U.S. dollars and local currency terms, reflecting lower global generics revenues, primarily due to increased competition for lenalidomide capsules (a generic version of Revlimid®) in the U.S. This decrease was partially offset by continued strong growth across Teva’s key innovative brands.
  Strong profitability: Gross profit margin was 55.5% in the third quarter of 2026, compared to 51.4% in the third quarter of 2025; non-GAAP gross profit margin increased to the highest quarterly level in the last decade, by 345 basis points to 58.7%, excluding the $500 million development milestone payments received for duvakitug (anti-TL1A) in Q4 2025; operating income was $714 million and non-GAAP operating income was $1,393 million; diluted earnings per share (EPS) was $0.20 and non-GAAP diluted EPS was $0.86; cash flow generated from operating activities was $241 million and free cash flow was approximately $0.5 billion.
  Key innovative brands continued to drive Teva’s portfolio transformation, collectively generating approximately $1.1 billion in revenues and growing 33% year-over-year in local currency:
    AUSTEDO global revenues were $751 million, increasing 21% year-over-year in local currency. Teva is raising its 2026 revenue outlook to $2.55 billion–$2.65 billion, from $2.45 billion–$2.60 billion.
    AJOVY global revenues were $269 million, increasing 61% year-over-year in local currency. Teva is raising its 2026 revenue outlook to $930 million–$960 million, from $850 million–$870 million.
    UZEDY revenues were $85 million, increasing 96% year-over-year in local currency. Teva is raising its 2026 revenue outlook to $290 million–$310 million, from $270 million–$290 million.
  Building the next wave of neuroscience growth: Teva received FDA approval for WELTRUZA in the U.S. in October 2026, marking a significant expansion for long-acting injectable schizophrenia treatment and highlighting Teva’s established commercial capabilities and deep understanding of the patient journey. The Company continues to target LAI schizophrenia portfolio (UZEDY and WELTRUZA) with peak sales potential of $1.5 billion–$2.0 billion.
  Expanding Teva’s growth through strategic business development:
    Acquired BXCL-501, from BioXcel Therapeutics Inc., which is under FDA review for potential at-home use for the acute treatment agitation associated with schizophrenia or bipolar I or II disorder in adults;
    Deepened collaboration with Samsung Bioepis for the commercialization of two additional biosimilars, infliximab-abda, a biosimilar to Remicade® (infliximab), and etanercept-ykro, a biosimilar to Enbrel® (etanercept), expanding the Company’s burgeoning global pipeline and portfolio of biosimilars.
  Generics and biosimilars remain an important foundation: global generics revenues decreased 16% year-over-year in local currency, primarily reflecting lower U.S. revenues from lenalidomide capsules (a generic version of Revlimid®), partially offset by recently launched generic products and growth in biosimilars. Teva’s biosimilars business continued to expand and is currently expected to exceed $0.8 billion in 2026 revenues, achieving our original 2027 revenue objective one year ahead of plan.
  Innovative pipeline successes strengthen Teva’s longer-term growth profile with the potential to launch at least one product per year over five years:
    The U.S. FDA accepted the ecopipam New Drug Application (NDA) for review, advancing a potential first-in-class selective D1 receptor anti-agonist for Tourette syndrome in the pediatric population, with an action date expected in Q1 2027.
    Teva reported positive Phase 2a results for anti-IL-15 (TEV-‘408) in Celiac disease, and is targeting to begin Phase 2b in vitiligo in Q4 2026.
  Teva discontinued its phase 2 Multiple System Atrophy (MSA) study of emrusolmin (TEV-‘286), following an interim futility analysis that indicated low probability of the study meeting its primary efficacy endpoint if continued.
  Financial strength, with continued value creation for shareholders: the return to an investment grade credit rating, refinancing of ~$4.9 billion in debt during Q3 2026, and the direct listing of Teva's ordinary shares on the New York Stock Exchange (NYSE); all reflect Teva's strong execution of its Pivot to Growth strategy, continued financial strength and long-term shareholder value creation.
  Finalized Most-Favored-Nation (MFN) agreement with the U.S. Administration, including a prospective pricing commitment with respect to certain future innovative product launches.

Q3 2026 Highlights:

  Revenues of $4.4 billion (-2% YoY)
  GAAP diluted EPS of $0.20 (-47% YoY); non-GAAP diluted EPS of $0.86 (+10% YoY) includes $0.02 of acquired IPR&D charges
  GAAP net income of $233 million; Adjusted EBITDA of $1.5 billion (+7% YoY)
  Cash flow generated from operating activities of $241 million; Free cash flow of $495 million (-4% YoY)
  GAAP gross profit margin of 55.5%; non-GAAP gross profit margin of 58.7%, an increase of 345 basis points year-over-year, the highest quarterly level in the last decade when excluding the $500 million development milestone payments received for duvakitug (anti-TL1A) in Q4 2025

2026 Business Outlook - Innovative brand revenues outlook increased, non-GAAP operating income outlook increased for underlying operational performance, offset by increased IPR&D*:

  Revenues: $16.7–$17.0 billion
  Non-GAAP operating income: $3.8–$3.9 billion; includes $0.87 billion of acquired IPR&D charges
  Adjusted EBITDA: $4.23–$4.43 billion; includes $0.87 billion of acquired IPR&D charges
  Non-GAAP diluted EPS: $1.92–$2.11; includes $0.71 of acquired IPR&D charges
  Free cash flow: $2.1–$2.4 billion
  AUSTEDO® revenues: $2.55 billion–$2.65 billion
  AJOVY® revenues: $930 million–$960 million
  UZEDY® revenues: $290 million–$310 million

*IPR&D impact is presented due to uncertainty of the future occurrence and timing of these transactions

TEL AVIV, Israel, Nov. 03, 2026 (GLOBE NEWSWIRE) -- Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended September 30, 2026.

Richard Francis, Teva's President and CEO, said: “Our strong third-quarter performance is another clear demonstration of Pivot to Growth in action and how far Teva has come. The FDA approval of WELTRUZA has further advanced our innovative portfolio, our recently announced biosimilars agreement with Samsung Bioepis has strengthened our generics powerhouse and our return to investment grade reflects the transformation of our financial position. Together, these achievements represent how we are delivering sustained innovative growth and translating that growth into greater profitability, with our three key innovative brands collectively growing 33% in local currency to approximately $1.1 billion year-over-year. This performance, together with continued margin expansion and cash flow generation, gives us the confidence to raise our 2026 revenue outlook for all three brands.”

Mr. Francis added: “At the same time, we are continuously building the next phase of sustainable growth at Teva. The U.S. launch of WELTRUZA expands our schizophrenia franchise, while progress across ecopipam, anti-IL-15 and our broader late-stage pipeline supports our ambition to deliver at least five potential innovative launches over five years. Our return to investment grade and debt refinancing reflect our strengthened financial position.”

Pivot to Growth Strategy

In the third quarter of 2026 and into October 2026, Teva continued to execute on the four pillars of its Pivot to Growth strategy:

Delivering on our growth engines

Teva’s key innovative brands, AUSTEDO, AJOVY and UZEDY, collectively generated approximately $1.1 billion in revenues and grew 33% year-over-year in local currency. Strong performance across all three brands supports increased 2026 revenue outlooks of these products and continues to shift Teva’s portfolio toward innovative medicines. The FDA approval and U.S. launch of WELTRUZA further expand Teva’s long-acting injectable schizophrenia portfolio and builds on the commercial momentum established by UZEDY.

Stepping up innovation

Teva continued to advance a differentiated late-stage pipeline across neuroscience and immunology. The FDA accepted ecopipam's (EBS-101) NDA for review, positive Phase 2a results were reported for anti-IL-15 (TEV-‘408) in Celiac disease, and the anti-IL-15 program is planned to advance into Phase 2b development in vitiligo later this year. Together with the acquisition of BXCL-501 (dexmetomidine sublingual film) from BioXcel Therapeutics, these milestones expand Teva’s capabilities in areas of significant unmet need and support its ambition to deliver a sustained cadence of potential launches.

Sustaining our generics powerhouse

Teva continues to strengthen its global generics business through an increased focus on complex generics and biosimilars. While global generics revenues declined primarily due to lower revenues of lenalidomide capsules (a generic version of Revlimid®) in the U.S., revenues from biosimilars continued to expand. Teva currently expects more than $0.8 billion in biosimilars revenues in 2026, reaching its original 2027 revenue objective one year early, with further portfolio expansion supported by new collaborations, including the recently announced agreement with Samsung Bioepis.

Focusing our business

Teva continued to transform and modernize its business through the Teva Transformation programs, which combined with innovative product growth potential, is expected to support the Company’s objective of achieving a 30% non-GAAP operating income margin and approximately $700 million of net savings, by 2027 including ~two-thirds expected to be realized in 2026. At the same time, Teva continued to maintain disciplined capital allocation and strengthen its financial profile. During Q3 2026, Moody’s and S&P upgraded Teva to investment grade, following Fitch’s earlier upgrade; and Teva refinanced ~$4.9 billion of debt. All these reflect Teva's goal to achieve two times debt leverage by the end of 2027.

Third Quarter 2026 Consolidated Results

Revenues in the third quarter of 2026 were $4,395 million, a decrease of 2% in both U.S. dollars and local currency terms compared to the third quarter of 2025. This decrease was mainly due to lower revenues from generic products, primarily lenalidomide capsules (a generic version of Revlimid®) in our U.S. segment, partially offset by higher revenues from our key innovative products, primarily AUSTEDO, AJOVY and UZEDY.

Exchange rate movements in the third quarter of 2026, net of hedging effects, positively impacted revenues by $5 million, compared to the third quarter of 2025.

Gross profit in the third quarter of 2026 was $2,440 million, an increase of 6% compared to $2,304 million in the third quarter of 2025. Gross profit margin was 55.5% in the third quarter of 2026, compared to 51.4% in the third quarter of 2025. Non-GAAP gross profit was $2,580 million in the third quarter of 2026, an increase of 4% compared to $2,475 million in the third quarter of 2025. Non-GAAP gross profit margin was 58.7% in the third quarter of 2026, compared to 55.3% in the third quarter of 2025. The increase in both gross profit margin and non-GAAP gross profit margin was mainly due to a favorable mix of products, primarily higher revenues from our key innovative products, largely AUSTEDO, partially offset by lower revenues from generic products, primarily lenalidomide capsules (a generic version of Revlimid®).

Research and Development (R&D) expenses, net in the third quarter of 2026, were $297 million, an increase of 16% compared to $256 million in the third quarter of 2025. This increase was mainly due to higher expenses in our immunology and neuroscience projects, as well as in our biosimilars pipeline. Our R&D expenses, net in the third quarters of 2026 and 2025, were also impacted by reimbursements and cost sharing from our strategic partnerships and collaborations entered into in recent years.

Selling and Marketing (S&M) expenses in the third quarter of 2026, were $709 million, an increase of 8% compared to the third quarter of 2025. This increase was mainly due to promotional activities related to our key innovative products, primarily AUSTEDO, and other innovative product launch preparation activities in our U.S. segment.

General and Administrative (G&A) expenses in the third quarter of 2026 were $298 million, a decrease of 6% compared to the third quarter of 2025.

Other Income in the third quarter of 2026 was $68 million, compared to other loss of $7 million in the third quarter of 2025, mainly related to a capital gain from the sale of a property in Europe.

Operating Income was $714 million in the third quarter of 2026, compared to an operating income of $882 million in the third quarter of 2025. Operating Income as a percentage of revenues was 16.2% in the third quarter of 2026, compared to 19.7% in the third quarter of 2025. This decrease was mainly due to higher tangible asset impairments and higher legal settlements and loss contingencies, partially offset by an increase in gross profit. Non-GAAP operating income in the third quarter of 2026 was $1,393 million representing a non-GAAP operating margin of 31.7% compared to $1,294 million representing 28.9%, respectively, in the third quarter of 2025. This increase in non-GAAP operating margin in the third quarter of 2026 was mainly due to higher gross profit margin as described above.

Exchange rate movements in the third quarter of 2026, net of hedging effects, had a negative impact of $2 million on our operating income and non-GAAP operating income compared to the third quarter of 2025.

Financial expenses, net in the third quarter of 2026, were $414 million, mainly comprised of a loss of $224 million on extinguishment of debt and net interest expenses of $174 million. In the third quarter of 2025, financial expenses, net were $237 million, mainly comprised of net interest expenses of $209 million.

In the third quarter of 2026, we recognized a tax expense of $66 million on pre-tax income of $300 million. In the third quarter of 2025, we recognized a tax expense of $214 million on pre-tax income of $646 million.

Our tax rate in the third quarter of 2026 was 22.1%, compared to 33.1% in the third quarter of 2025. Non-GAAP tax rate in the third quarter of 2026 was 16.5%, compared to 14.7% in the third quarter of 2025. Our tax rate and non-GAAP tax rate in the third quarter of 2026 were mainly affected by the generation of profits in various jurisdictions in which tax rates are different than the Israeli tax rate and other infrequent or non-recurring items. Our tax rate and non-GAAP tax rate in the third quarter of 2025 were mainly affected by changes in deferred tax balances due to statutory tax rate changes and interest and inflation adjustments related to the agreement with the Israeli Tax Authorities.

Considering the above, we expect our annual non-GAAP tax rate for 2026 to be between 20%-23%, higher than our non-GAAP tax rate for 2025, which was 15.8%.

Net income attributable to Teva and diluted earnings per share in the third quarter of 2026 were $233 million and $0.20, respectively, compared to net income attributable to Teva and diluted earnings per share of $433 million and $0.37, respectively, in the third quarter of 2025. This decrease was mainly due to lower operating income, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the third quarter of 2026 were $1,013 million and $0.86, respectively, compared to $910 million and $0.78, respectively, in the third quarter of 2025.

Adjusted EBITDA was $1,496 million in the third quarter of 2026, an increase of 7%, compared to $1,394 million in the third quarter of 2025.

As of September 30, 2026 and 2025, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,195 million shares and 1,184 million shares, respectively.

Non-GAAP information: non-GAAP adjustments in the third quarter of 2026 were $780 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the third quarter of 2026 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $139 million, of which $129 million is included in cost of sales and the remaining $9 million in S&M expenses;
  Legal settlements and loss contingencies of $201 million;
  Restructuring expenses of $58 million;
  Impairment of long-lived assets of $228 million;
  Contingent consideration expenses of $2 million;
  Equity compensation expenses of $38 million;
  Financial expenses of $235 million;
  Other non-GAAP items of $14 million; and
  Corresponding tax effects and unusual tax items of $134 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the third quarter of 2026 was $241 million compared to $369 million in the third quarter of 2025. The lower cash flow generated from operating activities in the third quarter of 2026 resulted mainly from the timing of sales and collections, partially offset by lower legal settlement payments.

During the third quarter of 2026, we generated free cash flow of $495 million, which we define as comprising: $241 million in cash flow generated from operating activities, $327 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $47 million of proceeds from the sale of businesses and long-lived assets, partially offset by $120 million in cash used for capital investments. During the third quarter of 2025, we generated free cash flow of $515 million, which we define as comprising $369 million in cash flow generated from operating activities, $274 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $8 million of proceeds from the sale of businesses and long-lived assets, partially offset by $136 million in cash used for capital investments. The decrease in the third quarter of 2026 resulted mainly from lower cash flow generated from operating activities, as discussed above, partially offset by higher proceeds from the sale of businesses and long-lived assets.

As of September 30, 2026, our debt was $16,718 million, compared to $16,807 million as of December 31, 2025. This decrease was mainly due to $256 million of exchange rate fluctuations. In addition, during the third quarter of 2026, we consummated an early redemption of $4,678 million in aggregate principal amount of senior notes and concurrently, issued $4,837 million of new senior notes, net of discount and issuance costs. The portion of total debt classified as short-term as of September 30, 2026 was 24% compared to 11% as of December 31, 2025. Our financial leverage, which is the ratio between our debt and the sum of our debt and equity, was 68% as of September 30, 2026 and December 31, 2025. Our average debt maturity was approximately 6.3 years as of September 30, 2026, compared to 5.6 years as of December 31, 2025.

Segment Results for the third quarter of 2026

United States Segment

In alignment with our Pivot to Growth strategy, commencing January 1, 2026, Anda is no longer reported under our United States segment. This shift allows the United States segment to continue to manage its entire product portfolio in the region, while strengthening focus on its biopharmaceutical business, growth engines and innovation. As a result, from that date, Anda is reported as part of the Company’s Other Activities. Prior period amounts were recast to reflect this change.

The following table presents revenues, expenses and profit for our United States segment for the three months ended September 30, 2026 and 2025:

	Three months ended September 30,
	2026		2025
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,870	100%	$2,090	100%
Cost of sales	467	25.0%	645	30.9%
Gross profit	1,403	75.0%	1,446	69.1%
R&D expenses	196	10.5%	161	7.7%
S&M expenses	306	16.4%	248	11.8%
G&A expenses	109	5.9%	113	5.4%
Other	§	§	(3)	§
Segment profit*	$791	42.3%	$927	44.3%

_______________________
* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million or 0.5% as applicable.

Revenues from our United States segment in the third quarter of 2026 were $1,870 million, a decrease of 11% compared to the third quarter of 2025, mainly due to lower revenues from generic products, primarily lenalidomide capsules (a generic version of Revlimid®), partially offset by higher revenues from our key innovative products, primarily AUSTEDO, AJOVY, and UZEDY.

Revenues by Major Products and Activities

The following table presents revenues for our United States segment by major products and activities for the three months ended September 30, 2026 and 2025:

	Three months ended		Percentage
	September 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)

Generic products (including biosimilars)	$718	$1,175	(39)%
AJOVY	138	73	88%
AUSTEDO	727	601	21%
BENDEKA and TREANDA	30	35	(15)%
COPAXONE	58	62	(8)%
UZEDY	85	43	96%
Other	114	101	13%
Total	$1,870	$2,090	(11)%

Generic products (including biosimilar products) revenues in our United States segment in the third quarter of 2026 were $718 million, a decrease of 39% compared to the third quarter of 2025. This decrease was mainly driven by lower revenues from lenalidomide capsules (a generic version of Revlimid®) due to increased generic competition in the U.S., partially offset by higher revenues from our portfolio of biosimilar products and from recently launched generic products.

Among the most significant generic products we sold in the United States in the third quarter of 2026 were epinephrine injectable solution (a generic equivalent of EpiPen® and EpiPen Jr®), TRUXIMA® (a biosimilar to Rituxan®), and SIMLANDI® (a biosimilar to Humira®). In the third quarter of 2026, our total prescriptions were approximately 227 million (based on trailing twelve months), representing 5.8% of total U.S. generic prescriptions, compared to approximately 261 million (based on trailing twelve months), representing 6.7% of total U.S. generic prescriptions in the third quarter of 2025, all according to IQVIA data.

On September 28, 2026, we announced that the FDA approved DEGEVMA™ (denosumab-adet) as a biosimilar to Xgeva® (denosumab). DEGEVMA is indicated for the prevention of bone complications in adults with advanced cancer that has spread to the bone, for the treatment of adults and skeletally mature adolescents with giant cell tumor of bone, and for the treatment of hypercalcemia of malignancy.

AJOVY revenues in our United States segment in the third quarter of 2026 were $138 million, an increase of 88% compared to the third quarter of 2025, mainly due to a reduction in sales allowance as well as growth in volume. In the third quarter of 2026, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 32.8% out of the subcutaneous injectable anti-CGRP class, compared to 32.2% in the third quarter of 2025.

AUSTEDO revenues (which include AUSTEDO XR®) in our United States segment in the third quarter of 2026 were $727 million, an increase of 21%, compared to the third quarter of 2025. This increase was mainly due to growth in volume and a favorable business mix including improved net-price realization.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023 in three doses of 6, 12 and 24 mg, and became commercially available in the U.S. in May 2023. The FDA approved AUSTEDO XR as a one pill, once-daily treatment option in doses of 30, 36, 42, and 48 mg in May 2024 and in 18 mg in July 2024. AUSTEDO XR is a once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, which is additional to the twice-daily AUSTEDO.

UZEDY (risperidone) extended-release injectable suspension revenues in our United States segment in the third quarter of 2026 were $85 million, an increase of 96% compared to the third quarter of 2025, mainly due to growth in volume.

On October 9, 2026, we announced that the FDA approved WELTRUZA (olanzapine) for extended-release injectable suspension, a new once-monthly, subcutaneous long-acting injectable (LAI) for the treatment of schizophrenia in adults. WELTRUZA is expected to become available in the U.S. in the coming weeks, in three different strengths (318 mg, 425 mg, 531 mg). In May 2026, the European Medicines Agency accepted Teva’s Marketing Authorization Application for olanzapine LAI (TEV-’749). WELTRUZA is protected in the U.S. by four Orange Book listed patents expiring between 2033 and 2044, and in Europe by five granted patents expiring between 2031 and 2044.

BENDEKA® and TREANDA® combined revenues in our United States segment in the third quarter of 2026 were $30 million, a decrease of 15% compared to the third quarter of 2025, mainly due to competition from alternative therapies, as well as from branded and generic bendamustine products.

COPAXONE® revenues in our United States segment in the third quarter of 2026 were $58 million, a decrease of 8% compared to the third quarter of 2025.

United States Gross Profit

Gross profit from our United States segment in the third quarter of 2026 was $1,403 million, a decrease of 3%, compared to the third quarter of 2025.

Gross profit margin for our United States segment in the third quarter of 2026 increased to 75.0%, compared to 69.1% in the third quarter of 2025. This increase was mainly due to a favorable mix of products, primarily higher revenues from our key innovative products, largely AUSTEDO, partially offset by lower revenues from lenalidomide capsules (a generic version of Revlimid®).

United States Profit

Profit from our United States segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our United States segment in the third quarter of 2026 was $791 million, a decrease of 15% compared to $927 million in the third quarter of 2025. This decrease was mainly due to higher S&M expenses and lower gross profit, as discussed above.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended September 30, 2026 and 2025:

	Three months ended September 30,
	2026		2025
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,319	100%	$1,235	100%
Cost of sales	562	42.6%	570	46.1%
Gross profit	757	57.4%	665	53.9%
R&D expenses	62	4.7%	62	5.0%
S&M expenses	211	16.0%	225	18.2%
G&A expenses	64	4.8%	75	6.1%
Other	§	§	§	§
Segment profit*	$420	31.8%	$303	24.5%

_______________________
* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the third quarter of 2026 were $1,319 million, an increase of 7% in both U.S. dollars and local currency terms, compared to the third quarter of 2025. This increase was mainly due to higher revenues from generic products, higher proceeds from the sale of certain product rights, and higher revenues from AJOVY.

In the third quarter of 2026, revenues were negatively impacted by exchange rate fluctuations of $7 million, net of hedging effects, compared to the third quarter of 2025. Revenues in the third quarter of 2026 included $17 million from a positive hedging impact, compared to $6 million in the third quarter of 2025, which are included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended September 30, 2026 and 2025:

	Three months ended		Percentage
	September 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)

Generic products (including OTC and biosimilars)	$1,033	$982	5%
AJOVY	84	66	28%
COPAXONE	38	44	(12)%
Respiratory products	54	52	3%
Other*	111	91	21%
Total	$1,319	$1,235	7%

_______________________
* Other revenues in the third quarters of 2026 and 2025 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the third quarter of 2026 were $1,033 million, an increase of 5% compared to the third quarter of 2025. In local currency terms, revenues increased by 7%, mainly due to higher sales of generic and OTC products, including from recently launched products.

AJOVY revenues in our Europe segment in the third quarter of 2026 were $84 million, an increase of 28% compared to the third quarter of 2025. In local currency terms revenues increased by 29% mainly due to higher volumes.

COPAXONE revenues in our Europe segment in the third quarter of 2026 were $38 million, a decrease of 12% compared to the third quarter of 2025. In local currency terms revenues decreased by 11%, mainly due to price reductions and lower volumes resulting from the availability of alternative therapies.

Respiratory products revenues in our Europe segment in the third quarter of 2026 were $54 million, an increase of 3% compared to the third quarter of 2025. In local currency terms, revenues increased by 4%, mainly due to higher volumes as a result of increased supply.

Europe Gross Profit

Gross profit from our Europe segment in the third quarter of 2026 was $757 million, an increase of 14% compared to the third quarter of 2025. Gross profit margin for our Europe segment in the third quarter of 2026 increased to 57.4%, compared to 53.9% in the third quarter of 2025. This increase was mainly due to higher proceeds from the sale of certain product rights and a positive impact from hedging activities.

Europe Profit

Profit from our Europe segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the third quarter of 2026 was $420 million, an increase of 39%, compared to the third quarter of 2025. This increase was mainly due to higher gross profit, as discussed above.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than the United States and the countries included in our Europe segment. The International Markets segment covers a substantial portion of the global pharmaceutical industry, including more than 35 countries. The countries in our International Markets segment include highly regulated, mainly generic markets, such as Canada and Israel, and branded generics-oriented markets, such as Russia and certain Latin America markets.

As of the date of this Quarterly Report on Form 10-Q, sustained conflict between Russia and Ukraine and disruption in the region is ongoing. Russia and Ukraine markets are included in our International Markets segment results and we have no manufacturing or R&D facilities in these markets. In September 2026, a warehouse that we share with other pharmaceutical companies in Ukraine was damaged, and, as of the date of this Quarterly Report on Form 10-Q, operations at this warehouse resumed. The impact of this conflict on our International Markets segment in the third quarter of 2026 was immaterial.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended September 30, 2026 and 2025:

	Three months ended September 30,
	2026		2025
	(U.S. $ in millions / % of Segment Revenues)

Revenues	$592	100%	$557	100%
Cost of sales	276	46.7%	280	50.2%
Gross profit	316	53.3%	278	49.8%
R&D expenses	31	5.3%	26	4.6%
S&M expenses	125	21.2%	122	21.9%
G&A expenses	34	5.7%	36	6.4%
Other	§	§	§	§
Segment profit*	$125	21.1%	$95	17.0%

_______________________
* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the third quarter of 2026 were $592 million, an increase of 6% compared to the third quarter of 2025. In local currency terms, revenues increased by 4% compared to the third quarter of 2025, mainly due to higher revenues from our key innovative products AJOVY and AUSTEDO.

In the third quarter of 2026, revenues were positively impacted by exchange rate fluctuations of $13 million, including hedging effects, compared to the third quarter of 2025. Revenues in the third quarter of 2026 included $7 million from a positive hedging impact, compared to $2 million in the third quarter of 2025, which are included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended September 30, 2026 and 2025:

	Three months ended		Percentage
	September 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)

Generic products (including OTC and biosimilars)	$407	$421	(3)%
AJOVY	48	30	61%
AUSTEDO	24	17	42%
COPAXONE	8	8	8%
Other*	105	82	28%
Total	$592	$557	6%

_______________________
*Other revenues in the third quarters of 2026 and 2025 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our International Markets segment in the third quarter of 2026 were $407 million, a decrease of 3% compared to the third quarter of 2025. In local currency terms, revenues decreased by 4%, mainly due to lower revenues from generic and OTC products in certain markets including Ukraine.

AJOVY revenues in our International Markets segment in the third quarter of 2026 were $48 million, an increase of 61% in both U.S. dollars and local currency terms compared to the third quarter of 2025. This increase was mainly due to growth in multiple markets. In April 2026, we announced a strategic partnership for the marketing and distribution of AJOVY in China with Nuerogen (Zhuhai) Pharmaceutical Company Ltd.

AUSTEDO revenues in our International Markets segment in the third quarter of 2026 were $24 million, an increase of 42% compared to the third quarter of 2025. In local currency terms, revenue increased by 34% compared to the third quarter of 2025, mainly due to growth in China.

COPAXONE revenues in our International Markets segment in the third quarter of 2026 were $8 million, an increase of 8% compared to the third quarter of 2025.

International Markets Gross Profit

Gross profit from our International Markets segment in the third quarter of 2026 was $316 million, an increase of 14% compared to the third quarter of 2025.

Gross profit margin for our International Markets segment in the third quarter of 2026 increased to 53.3%, compared to 49.8% in the third quarter of 2025. This increase was mainly due to a favorable mix of products, primarily attributed to higher revenues from AJOVY and AUSTEDO, partially offset by lower revenues from generic products, as discussed above.

International Markets Profit

Profit from our International Markets segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the third quarter of 2026 was $125 million, an increase of 32%, compared to the third quarter of 2025. This increase was mainly due to higher gross profit, as discussed above.

Other Activities

We have other sources of revenues, primarily our distribution business in the United States to third parties through Anda, the sale of APIs to third parties, an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis, and certain contract manufacturing services. Our Other Activities are not included in our United States, Europe or International Markets segments described above.

In alignment with our Pivot to Growth strategy, commencing January 1, 2026, Anda is no longer reported under our United States segment. As a result, from that date, Anda is reported as part of our Other Activities. Prior period amounts were recast to reflect this change.

In 2024, we announced that we intend to divest our API business (including its R&D, manufacturing and commercial activities) through a sale. The intention to divest is in alignment with our Pivot to Growth strategy, and Teva is conducting a sales process for this matter. However, there can be no assurance regarding the ultimate timing or structure of a potential divestiture or that a divestiture will be completed at all.

Our revenues from Other Activities in the third quarter of 2026 were $613 million, an increase of 3% in both U.S. dollars and local currency terms, compared to the third quarter of 2025.

Anda revenues from third-party products in the third quarter of 2026 were $401 million, an increase of 2%, compared to the third quarter of 2025, mainly due to higher volumes. Anda, our distribution business in the United States, operates independently and distributes generic and innovative medicines and OTC pharmaceutical products from various manufacturers to independent retail pharmacies, pharmacy retail chains, hospitals and physician offices in the United States. Anda competes in the distribution market by maintaining a broad portfolio of products, competitive pricing and delivery throughout the United States.

API sales to third parties in the third quarter of 2026 were $115 million, a decrease of 8% in both U.S. dollars and local currency terms, compared to the third quarter of 2025. This decrease was mainly due to lower demand resulting from market dynamics and temporary supply challenges.

Revenues from additional other activities, mainly from Medis and certain contract manufacturing services, were $98 million in the third quarter of 2026, an increase of 21% in U.S. dollars, or 23% in local currency terms compared to the third quarter of 2025, mainly due to higher demand.

2026 Financial Outlook

$ billions, except diluted EPS or as noted	Prior Guidance	Updated Guidance	Key Assumptions
Revenues	$16.5 - $16.85	$16.7 - $17.0	Assume growth in innovative products
AUSTEDO ($m)	2,450 - 2,600	2,550 - 2,650
AJOVY ($m)	850 - 870	930 - 960
UZEDY ($m)	270 - 290	290 - 310
Operating Income*	3.8 - 4.0	3.8 - 3.9	Increase of $0.05B before updating guidance for $0.1B impact of acquired IPR&D charge
Adjusted EBITDA*	4.23 - 4.53	4.23 - 4.43
Finance Expenses*	~$0.8	~$0.8
Tax Rate*	20% - 23%	20% - 23%
Diluted EPS* ($)	1.91 - 2.11	1.92 - 2.11	Increase of $0.08 at midpoint before updating guidance for $0.07 impact of acquired IPR&D charge
Free Cash Flow*	2.0 - 2.4	2.1 - 2.4
CAPEX	0.5	0.5
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income

Financial guidance only assumes business development transactions closed as of November 3, 2026.

*Certain items above are non-GAAP financial measures. For more information, see “Non-GAAP Financial Measures” below. Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Tuesday, November 3, 2026 at 8:00 a.m. ET to discuss its third quarter 2026 financial results and overall business environment.

A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll‐free phone number and your personal pin.

A live webcast of the call will be available on Teva's website at: www.tevapharm.com

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is transforming into a leading innovative biopharmaceutical company, enabled by a world-class generics business. For over 120 years, Teva’s commitment to bettering health has never wavered. From innovating in the fields of neuroscience and immunology to providing complex generic medicines, biosimilars and pharmacy brands worldwide, Teva is dedicated to addressing patients’ needs, now and in the future. At Teva, We Are All In For Better Health. To learn more about how, visit www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance and, to compare our results against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing the most comparable forward-looking GAAP measures for non-GAAP metrics included in our financial outlook or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measures because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” "will", “expect,” “aim”, “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe”, “outlook”, “transition” and other words and terms of similar meaning and expression in connection with any discussion of future operating financial performance or development. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; competition faced by our generic medicines from other pharmaceutical companies; changes in regulatory policy that may result in costs and delays; delays in launches of new generic products; our ability to develop and commercialize additional pharmaceutical products in a timely manner; intense competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to successfully execute on our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline, to profitably commercialize our innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines, and to execute on our organizational transformation and to achieve expected cost savings; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our significant indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments; and our potential need to raise additional funds in the future, which may not be available on acceptable terms or at all;
  our business and operations in general, including: the impact of global geopolitical, economic conditions and other macroeconomic developments and the governmental and societal responses thereto, and our exposure to changes in international trade policies, including the imposition of tariffs in the jurisdictions in which we operate and their effects, and effects related to the agreement we entered into with the U.S. Administration in October 2026, on the pricing and sales of our products, manufacturing and the availability of raw materials; effectiveness of our optimization efforts; significant disruptions of information technology systems, including cybersecurity attacks, as well as risks and uncertainties related to the adoption of artificial intelligence technologies, and breaches of our data security; interruptions in our supply chain or problems with internal or third party manufacturing; challenges associated with conducting business globally, including political or economic instability, prolonged government shutdowns, widespread outbreaks of major diseases and major hostilities or acts of terrorism, such as the ongoing conflict in the Middle East and war involving Iran, and the international responses including economic, trade, financial or other restrictive measures directed specifically at Israel or Israeli companies, and the war between Russia and Ukraine; our ability to attract, hire, integrate and retain highly skilled personnel; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and/or integrate acquisitions successfully and cost-effectively; and our prospects and opportunities for growth if we sell or plan to sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively effectuate and consummate such sales and divestitures, including our planned divestiture of our API business;
  compliance, regulatory and litigation matters, including: ongoing legal proceedings, legal settlements and loss contingencies, any failure to comply with complex legal and regulatory requirements, the effects of regulatory uncertainty and changes and the results of increased regulatory oversight, including expenditures required to ensure compliance with research, production and quality control regulations and remedial actions taken to address product issues, such as delayed product launches, product recalls, and facility shutdowns; the effects of governmental, regulatory and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and related reductions in pharmaceutical pricing, reimbursement and coverage, including as a result of the One Big Beautiful Bill signed into law in the U.S. in July 2025 (“OBBBA”), which will likely reduce the number of insured in Medicaid and Health Insurance Exchange markets, potentially altering utilization patterns and shifting negotiating leverage among payors, our October 2026 agreement with the U.S. Administration referenced above, which followed U.S. Executive Orders issued in April and May 2025 intended to reduce the prices paid for prescription medicines, including Most-Favored-Nation pricing; legal and regulatory actions in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement (“DPA”) with the U.S. Department of Justice (“DOJ”); potential liability for intellectual property right infringement; significant product liability claims; claims brought by regulatory agencies; failure to comply with complex Medicare, Medicaid and other governmental programs’ reporting and payment obligations; compliance with sanctions and trade control laws; environmental risks; and the impact of sustainability issues;
  financial, economic and other risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; impairments of our long-lived assets; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business; the impact of any failure to maintain effective internal control over our financial reporting; our ability to successfully implement the process for terminating our ADS program and directly listing our ordinary shares in lieu of the ADSs (the “Conversion”) and achieve our aims as a result of such Conversion, as further described in Part II, Item 5 our Quarterly Report on Form 10-Q and on our website at ir.tevapharm.com; and;

other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the third quarter of 2026 and in our Annual Report on Form 10-K for the year ended December 31, 2025, including in the sections captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.“ Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)
(Unaudited)

		Three months ended		Nine months ended
		September 30,		September 30,
		2026	2025	2026	2025
Net revenues		$4,395	$4,480	$12,519	$12,547
Cost of sales		1,955	2,176	5,954	6,264
Gross profit		2,440	2,304	6,565	6,282
Research and development expenses		297	256	1,489	746
Selling and marketing expenses		709	656	2,122	1,933
General and administrative expenses		298	317	919	920
Intangible assets impairments		24	64	54	227
Other asset impairments, restructuring and other items		264	62	438	272
Legal settlements and loss contingencies		202	60	504	312
Other loss (income)		(68)	7	(96)	15
Operating income (loss)		714	882	1,135	1,857
Financial expenses, net		414	237	854	714
Income (loss) before income taxes		300	646	282	1,143
Income taxes (benefit)		66	214	254	210
Share in (profits) losses of associated companies, net		*	(2)	*	(4)
Net income (loss)		234	434	27	937
Net income (loss) attributable to redeemable and non-redeemable non-controlling interest		1	1	1	7
Net income (loss) attributable to Teva		233	433	26	930

Earnings (loss) per share attributable to Teva:	Basic	$0.20	$0.38	$0.02	$0.81
	Diluted	$0.20	$0.37	$0.02	$0.80
Weighted average number of shares (in millions):	Basic	1,166	1,147	1,162	1,144
	Diluted	1,183	1,164	1,180	1,160

Non-GAAP net income attributable to Teva for diluted earnings per share:**		1,013	910	1,655	2,281
Non-GAAP earnings per share attributable to Teva:**	Diluted	$0.86	$0.78	$1.40	$1.97

Non-GAAP average number of shares (in millions):	Diluted	1,183	1,164	1,180	1,160

Amounts may not add up due to rounding.

* Represents an amount less than $0.5 million.
** See reconciliation attached.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions, except for share data)
(Unaudited)

	September 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$4,085	$3,556
Accounts receivables, net of allowance for credit losses of $71 million and $81 million as of September 30, 2026 and December 31, 2025, respectively.	3,837	3,709
Inventories	3,173	3,179
Prepaid expenses	1,014	1,122
Other current assets	658	539
Assets held for sale	1,836	1,842
Total current assets	14,602	13,946
Deferred income taxes	2,057	2,191
Other non-current assets	269	405
Property, plant and equipment, net	3,747	4,080
Operating lease right-of-use assets, net	321	345
Identifiable intangible assets, net	3,303	3,781
Goodwill	15,742	16,000
Total assets	$40,042	$40,748

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$4,038	$1,820
Sales reserves and allowances	3,955	4,143
Accounts payables	2,551	2,531
Employee-related obligations	588	739
Accrued expenses	2,962	2,687
Other current liabilities	1,036	1,182
Liabilities held for sale	296	354
Total current liabilities	15,425	13,456

Long-term liabilities:
Deferred income taxes	263	296
Other taxes and long-term liabilities	3,422	3,808
Senior notes and loans	12,680	14,986
Operating lease liabilities	266	288
Total long-term liabilities	16,632	19,379

Equity:
Teva shareholders’ equity:	7,979	7,910
Non-controlling interests	5	4
Total equity	7,984	7,914
Total liabilities and equity	$40,042	$40,748

Amounts may not add up due to rounding.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Operating activities:
Net income (loss)	$234	434	$27	937
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	245	249	725	742
Impairment of long-lived assets and assets held for sale	228	79	350	255
Acquired in-process research and development*	23	17	785	52
Net change in operating assets and liabilities	(682)	(578)	(1,523)	(1,647)
Deferred income taxes – net and uncertain tax positions	53	107	56	(76)
Stock-based compensation	38	34	121	106
Loss on extinguishment of debt	224	-	224	-
Other items	(53)	27	(65)	122
Net loss (gain) from sale of business and long-lived assets	(69)	-	(89)	-
Net cash provided by (used in) operating activities	241	369	612	491

Investing activities:
Beneficial interest collected in exchange for securitized accounts receivables	327	274	992	932
Purchases of property, plant and equipment and intangible assets	(120)	(136)	(393)	(359)
Proceeds from sale of businesses and long-lived assets, net	47	8	93	34
Purchases of in-process research and development*	(46)	(12)	(747)	(41)
Other investing activities	2	1	3	6
Net cash provided by (used in) investing activities	210	135	(52)	572

Financing activities:
Repayment of senior notes and loans and other long-term liabilities	(4,883)	(444)	(4,906)	(4,112)
Proceeds from senior notes, net of issuance costs	4,845	(7)	4,845	2,298
Purchase of shares from redeemable and non-redeemable non-controlling interests	-	-	-	(38)
Dividends paid to redeemable and non-redeemable non-controlling interests	-	-	-	(340)
Other financing activities	43	(2)	78	1
Net cash provided by (used in) financing activities	6	(453)	18	(2,191)

Effect of exchange rate changes on cash and cash equivalents	(27)	(9)	(49)	31

Net change in cash and cash equivalents	430	42	529	(1,097)
Balance of cash and cash equivalents at beginning of period	3,655	2,161	$3,556	3,300

Balance of cash and cash equivalents at end of period	$4,085	2,203	$4,085	2,203

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$253	296	$859	937
Receivable for sale of long-lived assets	90	-	90	-

* In the first nine months of 2026, mainly related to the acquisition of Emalex and its primary asset ecopipam (EBS-101).

Amounts may not add up due to rounding.
The accompanying notes are an integral part of the financial statements.

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva
(Unaudited)
		Three months ended		Nine months ended
		September 30,		September 30,
	($ in millions except per share amounts)	2026	2025	2026	2025
	Net income (Loss) attributable to Teva	$233	433	$26	930
	Increase (decrease) for excluded items:
	Amortization of purchased intangible assets	139	144	415	436
	Legal settlements and loss contingencies(1)	201	60	503	309
	Impairment of long-lived assets(2)	228	79	350	255
	Restructuring costs(3)	58	29	121	196
	Equity compensation	38	34	121	106
	Contingent consideration	2	16	25	46
	Financial expenses(4)	235	7	256	58
	Other non-GAAP items(5)	14	51	55	170
	Corresponding tax effects and unusual tax items(6)	(134)	58	(216)	(225)
	Non-GAAP net income attributable to Teva	$1,013	910	$1,655	2,281
	Non-GAAP tax rate(7)	16.5%	14.7%	22.1%	16.0%
	GAAP diluted earnings (loss) per share attributable to Teva	$0.20	0.37	$0.02	0.80
	EPS difference(8)	0.66	0.41	1.38	1.16
	Non-GAAP diluted EPS attributable to Teva(8)	$0.86	0.78	$1.40	1.97
	Non-GAAP average number of shares (in millions)(8)	1,183	1,164	1,180	1,160

(1)	For the three months ended September 30, 2026, adjustments for legal settlements and loss contingencies mainly consisted of (a) an update to the estimated provision recorded in connection with one of the Company’s ongoing antitrust litigations in the amount of $133 million, and (b) an update to the estimated settlement provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments) in the amount of $35 million. For the nine months ended September 30, 2026, adjustments for legal settlements and loss contingencies mainly consisted of (a) an estimated provision recorded in connection with one of the Company’s ongoing antitrust litigations in the amount of $250 million, and (b) an update to the estimated settlement provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments) in the amount of $132 million. For the three and nine months ended September 30, 2025, adjustments of legal settlements and loss contingencies mainly consisted of (a) an update to the estimated settlement provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments) in the amount of $42 million and $139 million, respectively, and (b) an update to the estimated provision recorded for the claims brought by attorneys general representing states and territories throughout the U.S. in the generic drug antitrust litigation in the amount of $55 million.
(2)	The expense for the three and nine months ended September 30, 2026, mainly consisted of (a) impairment charges in connection with several manufacturing facilities in Europe in the amount of $140 million and $210 million, respectively, and (b) impairment charges in connection with the held for sale measurement of the API business (including its R&D, manufacturing and commercial activities), which includes an impact related to the expected gain from reclassification of currency translation adjustments in the amount of $49 million and $66 million, respectively. For the nine months ended September 30, 2025, the adjustment for impairment of long-lived assets was mainly related to intangible assets in the U.S. and Europe.
(3)	In the nine months ended September 30, 2026 and 2025, Teva recorded restructuring expenses of $121 million and $196 million, respectively, primarily related to optimization activities in connection with Teva’s Transformation programs related to Teva’s global organization and operations mainly through headcount reduction.
(4)	In the three and nine months ended September 30, 2026, Teva recorded $224 million of finance expenses related to a loss on extinguishment of debt.
(5)	Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to material litigation fees, rationalization of our plants, accelerated depreciation and other unusual events.
(6)	Adjustments for corresponding tax effects and unusual tax items exclusively consisted of the tax impact directly attributable to the pre-tax items that are excluded from non-GAAP net income included in the other adjustments to this table.
(7)	Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above. Our non-GAAP tax rate in the nine months ended September 30, 2026 was mainly affected by an unfavorable tax impact of a non-deductible acquired IPR&D charge related to the acquisition of Emalex and its primary asset ecopipam (EBS-101), the generation of profits in various jurisdictions in which tax rates are different than the Israeli tax rate, and other infrequent or non-recurring items, such as internal legal entities reorganization.
(8)	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of gross profit to Non-GAAP gross profit
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
($ in millions)	2026	2025	2026	2025
Gross profit	$2,440	2,304	$6,565	6,282
Gross profit margin	55.5%	51.4%	52.4%	50.1%
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets	129	134	387	406
Equity compensation	6	6	18	17
Other non-GAAP items	5	32	11	101
Non-GAAP gross profit	$2,580	2,475	$6,981	6,807
Non-GAAP gross profit margin (2)	58.7%	55.3%	55.8%	54.3%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
($ in millions)	2026	2025	2026	2025
Operating income (loss)	$714	882	$1,135	1,857
Operating margin	16.2%	19.7%	9.1%	14.8%
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets	139	144	415	436
Legal settlements and loss contingencies	201	60	503	309
Impairment of long-lived assets	228	79	350	255
Restructuring costs	58	29	121	196
Equity compensation	38	34	121	106
Contingent consideration	2	16	25	46
Loss (gain) on sale of business	(1)	6	(5)	19
Other non-GAAP items	15	45	60	149
Non-GAAP operating income (loss)	$1,393	1,294	$2,724	3,373
Non-GAAP operating margin(2)	31.7%	28.9%	21.8%	26.9%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

Reconciliation of net income (loss) to adjusted EBITDA
(Unaudited)
		Three months ended		Nine months ended
		September 30,		September 30,
($ in millions)		2026	2025	2026	2025
Net income (loss)		$234	434	$27	937
Increase (decrease) for excluded items:(1)
	Financial expenses	414	237	854	714
	Income taxes	66	214	254	210
	Share in profits (losses) of associated companies –net	§	(2)	§	(4)
	Depreciation	106	105	311	306
	Amortization	139	144	415	436
EBITDA		959	1,131	1,861	2,599
	Legal settlements and loss contingencies	201	60	503	309
	Impairment of long lived assets	228	79	350	255
	Restructuring costs	58	29	121	196
	Equity compensation	38	34	121	106
	Contingent consideration	2	16	25	46
	Loss (Gain) on sale of Business	(1)	6	(5)	19
	Other non-GAAP items	12	40	50	137
Adjusted EBITDA		$1,496	1,394	$3,025	3,668

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
§ Represents an amount of less than $0.5 million.

Segment Information
(Unaudited)

	United States		Europe		International Markets
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
	2026	2025	2026	2025	2026	2025

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$1,870	$2,090	$1,319	$1,235	$592	$557
Cost of sales	467	645	562	570	276	280
Gross profit	1,403	1,446	757	665	316	278
R&D expenses	196	161	62	62	31	26
S&M expenses	306	248	211	225	125	122
G&A expenses	109	113	64	75	34	36
Other	§	(3)	§	§	§	§
Segment profit*	$791	$927	$420	$303	$125	$95

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million.

Segment Information
Unaudited

	United States		Europe		International Markets
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025	2026	2025

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$5,106	$5,413	$3,922	$3,726	$1,666	$1,634
Cost of sales	1,462	1,742	1,727	1,687	823	835
Gross profit	3,644	3,670	2,195	2,039	843	799
R&D expenses	1,226	467	159	181	80	75
S&M expenses	898	741	648	652	370	353
G&A expenses	307	319	203	210	111	107
Other income	(9)	(1)	(3)	§	(8)	(3)
Segment profit	$1,222	$2,143	$1,188	$996	$289	$266

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million.

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Three months ended
	September 30,
	2026	2025
	(U.S.$ in millions)

United States profit	$791	$927
Europe profit	420	303
International Markets profit	125	95
Total reportable segment profit	1,336	1,325
Profit (loss) of other activities	57	(31)
Amounts not allocated to segments:
Amortization	139	144
Other asset impairments, restructuring and other items	264	62
Intangible asset impairments	24	64
Legal settlements and loss contingencies	201	60
Other unallocated amounts	51	82
Consolidated operating income (loss)	714	882
Financial expenses - net	414	237
Consolidated income (loss) before income taxes	$300	$646

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Nine months ended September 30,
	September 30,
	2026	2025
	(U.S.$ in millions)

United States profit	$1,222	$2,143
Europe profit	1,188	996
International Markets profit	289	266
Total reportable segment profit	2,699	3,405
Profit (loss) of other activities	25	(32)
Amounts not allocated to segments:
Amortization	415	436
Other asset impairments, restructuring and other items	438	272
Intangible asset impairments	54	227
Legal settlements and loss contingencies	503	309
Other unallocated amounts	179	272
Consolidated operating income (loss)	1,135	1,857
Financial expenses - net	854	714
Consolidated income (loss) before income taxes	$282	$1,143

Segment revenues by major products and activities
(Unaudited)

	Three months ended		Percentage
	September 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
United States segment
Generic products (including biosimilars)	$718	$1,175	(39)%
AJOVY	138	73	88%
AUSTEDO	727	601	21%
BENDEKA and TREANDA	30	35	(15)%
COPAXONE	58	62	(8)%
UZEDY	85	43	96%
Other	114	101	13%
Total	1,870	2,090	(11)%

	Three months ended		Percentage
	September 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
Europe segment
Generic products (including OTC and biosimilars)	$1,033	$982	5%
AJOVY	84	66	28%
COPAXONE	38	44	(12)%
Respiratory products	54	52	3%
Other*	111	91	21%
Total	1,319	1,235	7%

*Other revenues in the third quarter of 2026 and 2025 include the sale of certain product rights

	Three months ended		Percentage
	September 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
International Markets segment
Generic products (including OTC and biosimilars)	$407	$421	(3)%
AJOVY	48	30	61%
AUSTEDO	24	17	42%
COPAXONE	8	8	8%
Other*	105	82	28%
Total	592	557	6%

*Other revenues in the third quarter of 2026 and 2025 include the sale of certain product rights

Segment revenues by major products and activities
(Unaudited)

	Nine months ended
	September 30,		Percentage Change
	2026	2025	2025-2026
	(U.S.$ in millions)
United States segment
Generic products	$1,990	$2,984	(33)%
AJOVY	341	190	80%
AUSTEDO	1,963	1,492	32%
BENDEKA / TREANDA	85	111	(24)%
COPAXONE	182	179	2%
UZEDY	225	136	65%
Other	321	321	§
Total	5,106	5,413	(6)%

§ Represents an amount less than 0.5%.

	Nine months ended
	September 30,		Percentage Change
	2026	2025	2025-2026
	(U.S.$ in millions)
Europe segment
Generic products	$3,146	$3,011	4%
AJOVY	238	195	22%
COPAXONE	127	135	(6)%
Respiratory products	171	162	6%
Other*	241	223	8%
Total	3,922	3,726	5%

*Other revenues in the first nine months of 2026 and 2025 include the sale of certain product rights.

	Nine months ended
	September 30,		Percentage Change
	2026	2025	2025-2026
	(U.S.$ in millions)
International Markets segment
Generic products	$1,212	$1,298	(7)%
AJOVY	130	78	68%
AUSTEDO	63	34	82%
COPAXONE	22	25	(13)%
Other*	239	199	20%
Total	1,666	1,634	2%

*Other revenues in the first nine months of 2026 and 2025 include the sale of certain product rights.

Free cash flow reconciliation
(Unaudited)

	Three months ended September 30,
	2026	2025
	(U.S. $ in millions)

Net cash provided by (used in) operating activities	241	369
Beneficial interest collected in exchange for securitized account receivables	327	274
Capital investment	(120)	(136)
Proceeds from sale of businesses and long-lived assets, net	47	8
Free cash flow	$495	$515

Free cash flow reconciliation
(Unaudited)

	Nine months ended September 30,
	2026	2025

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	612	491
Beneficial interest collected in exchange for securitized trade receivables	992	932
Capital investment	(393)	(359)
Proceeds from sale of businesses and long-lived assets, net	93	34
Free cash flow	$1,305	$1,098

Net debt reconciliation
unaudited

September 30,
2026
Short-term debt	4,038
Senior notes and loans	12,680
Total debt	16,718
Net of cash and cash equivalents	4,085
Net debt	$12,633

Teva Media Inquiries: TevaCommunicationsNorthAmerica@tevapharm.com

Teva Investor Relations Inquiries: TevaIR@Tevapharm.com